Bay Banks of Virginia, Inc. Reports First Quarter Earnings

KILMARNOCK, Va., April 30, 2015 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported earnings of $381,000 for the quarter ended March 31, 2015 compared to $460,000 for the same quarter in 2014.

"In March we opened our second full service retail branch in the Richmond, Virginia market," said Randal R. Greene, President and Chief Executive Officer. He continued, "This is in addition to our loan production office, for a total of three offices in the Metro Richmond area. Bank of Lancaster has been extremely well received by the Richmond Community and we look forward to continued growth in this dynamic market. As of March 31, 2015, total assets have grown to $394 million, loans to $304 million and deposits to $309 million."

  Total assets grew by $3.1 million, or 0.8%, during the first quarter.
  The Bank's deposits grew by $1.3 million, or 0.4%, during the first quarter.
  The Bank's loans grew by $5.7 million, or 1.9%, during the first quarter.  The portfolio of loans serviced for Fannie Mae grew by $1.4 million during the first quarter to $66.1 million.
  Earnings for the first quarter of 2015 were $0.08 per share compared to $0.10 for the first quarter of 2014.
  The first quarter's net interest margin was 3.70% compared to 3.85% for the prior quarter and 3.81% for the first quarter of 2014.
  Annualized return on average assets was 0.39% for the quarter ended March 31, 2015 compared to 0.56% for the same quarter of 2014.

HIGHLIGHTS

Net income for the first quarter of 2015:

  Net interest income improved by 2.20%, or $71,000, on a linked-quarter basis and by 18.06%, or $505,000, compared to the first quarter of 2014.
  Provision for loan losses decreased by $94,000 on a linked-quarter basis, and by $100,000 compared to the first quarter of 2014, to $65,000.
  Noninterest income increased by $11,000 on a linked-quarter basis, and decreased 20.5%, or $228,000, compared to the first quarter of 2014.
  Noninterest expense increased $479,000 on a linked-quarter basis, and increased by 17.3%, or $537,000, compared to the first quarter of 2014.

Asset quality continues to improve:

  Total classified assets decreased by $209,000 on a linked-quarter basis, to $8.8 million, and declined by $986,000 compared to March 31, 2014.
  Total classified assets declined to 21.0% of tier 1 capital plus the allowance as of March 31, 2015, compared to 21.7% for the prior quarter-end and 24.6% as of March 31, 2014.
  Nonperforming assets increased by $1.2 million on a linked-quarter basis, to $5.9 million, and increased by $73,000, or 1.2%, compared to March 31, 2014.
  Nonperforming assets as a percent of total assets were 1.51% as of March 31, 2015, compared to 1.78% as of March 31, 2014.
  Annualized net loan charge-offs as a percent of average loans declined to 0.03% during the first quarter compared to 0.22% during the first quarter of 2014.
  Allowance for loan losses was unchanged at 1.07% of loans from the prior quarter and down from 1.16% at March 31, 2014.
  Coverage of loan loss reserves to non-performing loans decreased to 102.1% as of March 31, 2015, compared to 162.9% at the prior quarter end and 126.5% at March 31, 2014.

Net interest margin:

  Net interest margin decreased to 3.70% this quarter compared to 3.85% on a linked-quarter basis and 3.81% for the first quarter of 2014.
  Yield on earning assets decreased to 4.36% this quarter compared to 4.50% on a linked-quarter basis and 4.56% for the first quarter of 2014.
  Cost of funds was 0.69% this quarter compared to 0.68% on a linked-quarter basis and 0.78% for the first quarter of 2014.

Capital levels remained solid:

  Tangible common equity as a percent of tangible assets increased to 9.62% from 9.56% on a linked-quarter basis, and decreased from 10.92% at March 31, 2014.
  Tier 1 leverage ratio decreased to 9.88% this quarter compared to 10.36% last quarter.

FIRST QUARTER 2015 COMPARED TO FIRST QUARTER 2014

Net Interest Income

Net interest income for the first quarter of 2015 increased $505,000, or 18.1%, compared to the first quarter of 2014. This improvement was attributed to a $548,000 increase in interest income driven primarily by loan growth, which offset a reduced net interest margin. Interest expense increased by $43,000 due to growth in money market deposit accounts in the Richmond market.

Non-Interest Income

Non-interest income for the three months ended March 31, 2015 decreased $228,000, or 20.5%, compared to the three months ended March 31, 2014. This decrease was primarily the result of a gains recognized in 2014 of $138,000 on the sale of a former branch and $30,000 on the sale of OREO, plus a loss of $39,000 in 2015 on the sale of OREO.

Non-Interest Expense

For the three months ended March 31, 2015 and 2014, non-interest expense totaled $3.6 million and $3.1 million, respectively. The increase of $537,000 was primarily related to an increase of $461,000 in salaries and benefits and an increase of $77,000 in occupancy expense. Compared to the first quarter of 2014, the salaries and benefits increase is due to 13 additional full-time equivalent employees related to the Richmond market growth, as is the increase in occupancy expense.

BALANCE SHEET

Total assets increased $3.1 million, or 0.8%, to $393.6 million during the first quarter of 2015. This was primarily due to loan growth. On the liability side of the balance sheet for the same time frame, deposits grew by $1.3 million, or 0.4%. Capital increased by $518,000 due to improved earnings, net of reductions in accumulated other comprehensive losses, partially offset by the buyback of 15,000 shares of common stock.

ASSET QUALITY

During 2015, non-performing assets, excluding troubled debt restructures (TDRs) increased by $1.2 million to $5.9 million, or 1.51% of assets, due to one large relationship which was placed on nonaccrual. Classified assets decreased by $209,000 during the same period to $8.8 million, or 21.0% of tier 1 capital plus the allowance for loan losses.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region, a residential lending production office in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 393,598	$ 390,486	$ 348,734	$ 341,156	$ 330,097
Loans receivable	304,111	298,447	274,131	259,318	253,599
Deposits	308,848	307,585	275,905	267,086	266,906
Loans to deposits	98.5%	97.0%	99.4%	97.1%	95.0%

CAPITAL
Common equity	$ 39,756	$ 39,238	$ 39,066	$ 38,432	$ 37,939
Total equity to assets	10.10%	10.05%	11.20%	11.27%	11.49%
Tangible common equity to tangible assets	9.62%	9.56%	10.66%	10.72%	10.92%
Tier 1 Leverage Ratio	9.88%	10.36%	10.94%	11.30%	11.32%

PROFITABILITY MEASURES
Interest Income	$ 3,905	$ 3,796	$ 3,515	$ 3,464	$ 3,357
Interest Expense	603	565	535	537	560
Net Interest Income	$ 3,302	$ 3,231	$ 2,980	$ 2,927	$ 2,797
Provision for Loan Losses	65	159	190	97	165
Net Interest Income after Provision	$ 3,237	$ 3,072	$ 2,790	$ 2,830	$ 2,632
Noninterest Income	885	874	1,070	624	1,113
Noninterest Expense	3,645	3,166	3,177	3,167	3,108
Income before Taxes	$ 477	$ 780	$ 683	$ 287	$ 637
Income Taxes	96	182	171	27	177
Net Income	$ 381	$ 598	$ 512	$ 260	$ 460
Return on Average Assets	0.39%	0.64%	0.59%	0.31%	0.56%
Return on Average Equity	3.86%	6.11%	5.29%	2.72%	4.90%
Net interest margin	3.70%	3.85%	3.82%	3.92%	3.81%
Yield on earning assets	4.36%	4.50%	4.49%	4.63%	4.56%
Cost of funds	0.69%	0.68%	0.69%	0.74%	0.78%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.08	$0.12	$0.11	$0.05	$0.10
Average basic shares outstanding	4,809,856	4,818,152	4,818,733	4,818,733	4,817,885
Diluted Earnings per share (EPS)	$0.08	$0.12	$0.11	$0.05	$0.10
Diluted average shares outstanding	4,821,139	4,825,157	4,828,285	4,836,783	4,827,921
Tangible book value per share	$7.81	$7.68	$7.64	$7.51	$7.41
Period-end shares outstanding	4,802,856	4,817,856	4,818,733	4,818,733	4,818,733

ASSET QUALITY
Classified assets	$ 8,794	$ 9,003	$ 9,415	$ 9,063	$ 9,780
Classified assets to Tier 1 capital + ALL	21.03%	21.72%	23.09%	22.61%	24.58%
Non-performing assets (excluding TDR's)	$ 5,943	$ 4,759	$ 5,072	$ 4,684	$ 5,870
Non-performing assets to total assets	1.51%	1.22%	1.45%	1.37%	1.78%
Net charge-offs	$ 23	$ 105	$ 13	$ 74	$ 140
Net charge-offs to average loans	0.03%	0.15%	0.02%	0.12%	0.22%
Loan loss reserves to non-performing loans	102.11%	162.86%	141.11%	166.55%	126.50%
Loan Loss Reserve to Loans	1.07%	1.07%	1.15%	1.15%	1.16%